Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	October 22, 2025

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Strong Third Quarter 2025 Results and Successful Execution of the Balance Sheet Repositioning

Michigan City, Indiana, October 22, 2025 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months ended September 30, 2025.

“Horizon’s third quarter results were highlighted by the successful execution of our previously announced strategic balance sheet repositioning, which has exceeded our initial expectations and is on pace to achieve the top tier financial outcomes outlined in our plan. At this point, there is little work left to be done, and the Company will continue its focus on improving shareholder value from a position of strength", President and CEO, Thomas Prame stated. "More importantly, underneath the specific impacts related to the balance sheet activities, our third quarter results further evidence the continued strength of the organization’s exceptional core community banking franchise. Our net interest margin continues to expand, the commercial loan engine is producing solid results, the core client-driven deposit franchise is growing, credit quality is excellent and expenses are well managed. As we look ahead to the end of 2025 and into 2026, we will remain disciplined in our execution, focusing on profitable growth and smart redeployment of our peer-leading capital generation, all focused on creating durable returns and sustainable long-term value for our shareholders."

Net loss for the three months ended September 30, 2025 was $222.0 million, or $(4.69) per diluted share, compared to net income of $20.6 million, or $0.47, for the second quarter of 2025 and $18.2 million, or $0.41 per diluted share, for the third quarter of 2024. As previously disclosed, results for the third quarter of 2025 included several items impacting non-interest income, non-interest expense and the provision for credit loss directly related to the Company's successful efforts during the quarter to repositioning the balance sheet.

Net loss for the nine months ended September 30, 2025 was $177.4 million, or $(3.94) per diluted share, compared to net income of $46.3 million, or $1.05, for the nine months ended September 30, 2024.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

Third Quarter 2025 Highlights

•Successful execution of strategic Balance Sheet transformation, positioning the bank for top quartile performance.

•Net interest income of $58.4 million increased 5.5% compared with $55.4 million for the three months ended June 30, 2025, and 24.5% compared with $46.9 million in the year ago period. Net interest margin, on a fully taxable equivalent ("FTE") basis1, expanded for the eighth consecutive quarter, to 3.52%, compared with 3.23% for the three months ended June 30, 2025 and 2.66% for the three months ended September 30, 2024.

•Total loans held for investment ("HFI") decreased (13.0)% compared to the linked quarter annualized, with strong organic commercial loan growth of $57.9 million, or 7.0% annualized. The decrease in loans HFI is directly related to the continued planned runoff and the eventual sale of the Company's indirect auto portfolio of $176 million in the third quarter.

•Funding continued to trend favorably, with non-interest bearing deposits remaining flat. Savings and money market balances were specifically impacted by the planned high-cost deposit runoff related to the balance sheet repositioning. Overall interest-bearing liability cost decreased by 2 bps during the quarter.

•Credit quality remained strong, with annualized net charge offs of 0.07% of average loans during the third quarter. Non-performing assets remain well within expected ranges, with non-performing assets to total asset of 53 bps for the third quarter.

•While reported expenses were impacted by a couple of items related to the balance sheet activities in the quarter, when considering these items, expenses continued to be well managed compared with the second quarter of 2025. These results reflect management's continued commitment to generate positive operating leverage with a more efficient expense base.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

	Financial Highlights
	(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Income statement:
Net interest income	$58,386	$55,355	$52,267	$53,127	$46,910
Provision for credit losses	(3,572)	2,462	1,376	1,171	1,044
Non-interest income (loss)	(295,334)	10,920	16,499	(28,954)	11,511
Non-interest expense	52,952	39,417	39,306	44,935	39,272
Income tax expense (benefit)	(64,338)	3,752	4,141	(11,051)	(75)
Net Income (Loss)	$(221,990)	$20,644	$23,943	$(10,882)	$18,180

Per share data:
Basic earnings (loss) per share	$(4.69)	$0.47	$0.55	$(0.25)	$0.42
Diluted earnings (loss) per share	(4.69)	0.47	0.54	(0.25)	0.41
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	12.96	18.06	17.72	17.46	17.27
Market value - high	16.88	15.88	17.76	18.76	16.57
Market value - low	15.01	12.92	15.00	14.57	11.89
Weighted average shares outstanding - Basic	47,311,642	43,794,490	43,777,109	43,721,211	43,712,059
Weighted average shares outstanding - Diluted	47,311,642	44,034,663	43,954,164	43,721,211	44,112,321
Common shares outstanding (end of period)	50,970,530	43,801,507	43,785,932	43,722,086	43,712,059

Key ratios:
Return on average assets	(12.07)%	1.09%	1.25%	(0.56)%	0.92%
Return on average stockholders' equity	(120.37)	10.49	12.44	(5.73)	9.80
Total equity to total assets	9.84	10.34	10.18	9.79	9.52
Total loans to deposit ratio	87.41	87.52	85.21	87.75	83.92
Allowance for credit losses to HFI loans	1.04	1.09	1.07	1.07	1.10
Annualized net charge-offs of average total loans (1)	0.07	0.02	0.07	0.05	0.03
Efficiency ratio	(22.35)	59.47	57.16	185.89	67.22

Key metrics (Non-GAAP) (2)
Net FTE interest margin	3.52%	3.23%	3.04%	2.97%	2.66%
Return on average tangible common equity	(155.03)	13.24	15.79	(7.35)	12.65
Tangible common equity to tangible assets	7.60	8.37	8.19	7.83	7.58
Tangible book value per common share	$9.76	$14.32	$13.96	$13.68	$13.46

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results
Income Statement Highlights

Net Interest Income

Net interest income was $58.4 million in the third quarter of 2025, compared to $55.4 million in the second quarter of 2025, driven by the continued expansion of the Company's net FTE interest margin1, which increased to 3.52% for the third quarter of 2025, compared to 3.23% for the second quarter of 2025. While the margin saw expansion throughout the quarter, most of the increase came later in the quarter as a byproduct of the balance sheet repositioning, all of which transpired following the close of the Company's equity capital raise on August 22nd, 2025.

Provision for Credit Losses

During the third quarter of 2025, the Company recorded a benefit for credit losses of $(3.6) million. This compares to a provision for credit losses expense of $2.5 million during the second quarter of 2025, and a provision for credit losses expense of $1.0 million during the third quarter of 2024. The decrease in the provision for credit losses during the third quarter of 2025 when compared with the second quarter of 2025 was primarily attributable to the release of approximately $3.1 million in total Allowance against the sold portion of the Indirect Auto portfolio. Additionally, the Provision benefitted from continued improvement in the Company's historical loss metrics and the release of the $0.2 million reserve against the previous Held-To-Maturity investment portfolio. These favorable items were partially offset by net growth in Commercial Loans HFI and a modest increase in specific reserves.

For the third quarter of 2025, Net Charge-Offs were $0.8 million, or an annualized 0.07% of Average Loans Outstanding, compared to Net Charge-Offs of $0.3 million, or an annualized 0.02% of average loans outstanding for the second quarter of 2025, and Net Charge-Offs of $0.4 million, or an annualized 0.03% of Average Loans Outstanding, in the third quarter of 2024.

The Company’s Allowance for Credit Losses as a percentage of period-end loans HFI was 1.04% at September 30, 2025, compared to 1.09% at June 30, 2025 and 1.10% at September 30, 2024.

Non-Interest Income

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Thousands)	2025	2025	2025	2024	2024
Non-interest (Loss) Income
Service charges on deposit accounts	$3,474	$3,208	$3,208	$3,276	$3,320
Wire transfer fees	71	69	71	124	123
Interchange fees	3,510	3,403	3,241	3,353	3,511
Fiduciary activities	1,363	1,251	1,326	1,313	1,394
Loss on sale of investment securities	(299,132)	—	(407)	(39,140)	—
Gain on sale of mortgage loans	1,208	1,219	1,076	1,071	1,622
Mortgage servicing income net of impairment	351	375	385	376	412
Increase in cash value of bank owned life insurance	379	346	335	335	349
Other income	(6,558)	1,049	7,264	338	780
Total non-interest (loss) income	$(295,334)	$10,920	$16,499	$(28,954)	$11,511

Total Non-Interest (Loss) was $295.3 million in the third quarter of 2025, compared to Non-Interest Income of $10.9 million in the second quarter of 2025. The decrease in Non-Interest Income of $306.3 million is due to the loss on the sale investment securities and the pre-tax loss of $7.7 million on the sale of the Company's Indirect Auto portfolio, both of which were related to the balance sheet repositioning efforts. Service Charges, Interchange Fees and Gain on Sale of Mortgage Loans benefited from normal seasonality. Other categories remained relatively unchanged when compared with the prior period.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

Non-Interest Expense

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Thousands)	2025	2025	2025	2024	2024
Non-interest Expense
Salaries and employee benefits	$22,698	$22,731	$22,414	$25,564	$21,829
Net occupancy expenses	3,321	3,127	3,702	3,431	3,207
Data processing	2,933	2,951	2,872	2,841	2,977
Professional fees	808	735	826	736	676
Outside services and consultants	3,844	3,278	3,265	4,470	3,677
Loan expense	1,237	1,231	689	1,285	1,034
FDIC insurance expense	1,345	1,216	1,288	1,193	1,204
Core deposit intangible amortization	706	816	816	843	844
Merger related expenses	—	—	305	—	—
Prepayment penalties	12,680	—	—	—	—
Other losses	131	245	228	371	297
Other expense	3,249	3,087	2,901	4,201	3,527
Total non-interest expense	$52,952	$39,417	$39,306	$44,935	$39,272

Total Non-Interest Expense was $53.0 million in the third quarter of 2025, compared with $39.4 million in the second quarter of 2025. The increase in Non-Interest Expense during the third quarter of 2025 when compared with the prior period was primarily driven by a $12.7 million prepayment penalty related to the payoff of $700 million in FHLB advances during the quarter. Additionally, the quarter included approximately $0.9 million of expenses related to the balance sheet initiatives and other efforts, which are not expected to recur in future periods. Apart from these specific items, total Non-Interest Expense was relatively unchanged when compared with the prior quarter.

Income Taxes

Resulting from the reported losses incurred during balance sheet repositioning efforts, Horizon recorded a net tax credit of $64.3 million for the third quarter of 2025, resulting in an effective tax rate of 22.5%.

Balance Sheet Highlights

Total assets decreased by $939.6 million, or 12.3%, to $6.7 billion as of September 30, 2025, from $7.7 billion as of June 30, 2025. The decrease in total assets is primarily due to the Company's balance sheet repositioning efforts, which resulted in a decrease in total investment securities of $1.2 billion and a decrease in loans held for investment of $161.9 million, partially offset by an increase in interest earning deposits. During the quarter, the Company moved its entire held to maturity securities portfolio to available for sale, sold approximately $1.7 billion in book value and reinvested approximately $580 million of the proceeds in the available for sale portfolio, resulting in a net increase in available for sale securities of $651.2 million. Total loans were $4.8 billion at September 30, 2025, a decrease of $163.0 million from June 30, 2025 balances, as organic commercial loan growth was offset by the continued run-off of consumer balances and the sale of approximately $176 million of the Company's indirect auto portfolio on September 26, 2025.

Total deposits decreased by $178.9 million, or 3.1%, to $5.5 billion as of September 30, 2025 when compared to balances as of June 30, 2025. The decrease was driven by the ongoing balance sheet repositioning efforts, which led to a decline of approximately $275 million in high-cost transactional deposit balances, which were partially offset by growth in commercial interest-bearing and seasonal inflows in relationship-based public funds balances. Non-interest bearing deposit balances remained relatively unchanged in the current period. Total borrowings decreased by $720.1 million during the quarter to $160.2 million as of September 30, 2025, due to the payoff of the FHLB advances related to the balance sheet repositioning. Subordinated notes balances increase by $98.3 million during the quarter from the closing of the Company's $100.0 million offering, which closed on August 29, 2025. Subsequent to quarter end, on October 1, 2025, the Company redeemed the remaining $56.5 million subordinated note issuance previously outstanding.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results
Capital

The following table presents the Consolidated Regulatory Capital Ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended September 30, 2025:

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,
	2025*	2025	2025	2024
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	15.03%	14.44%	14.26%	13.91%
Tier 1 capital (to risk-weighted assets)	11.29	12.48	12.33	12.00
Common equity tier 1 capital (to risk-weighted assets)	10.19	11.48	11.32	11.00
Tier 1 capital (to average assets)	8.22	9.59	9.25	8.88
*Preliminary estimate - may be subject to change

As of September 30, 2025, the ratio of total stockholders’ equity to total assets is 9.84%. Book value per common share was $12.96, declining $(5.10) during the third quarter of 2025 related to the third quarter balance sheet actions.

Tangible common equity1 totaled $497.7 million at September 30, 2025, and the ratio of tangible common equity to tangible assets1 was 7.60% at September 30, 2025, down from 8.37% at June 30, 2025. Tangible book value, which excludes intangible assets from total equity, per common share1 was $9.76, decreasing $(4.56) during the third quarter of 2025.

Credit Quality

As of September 30, 2025, total non-accrual loans increased by $5.1 million, or 20.8%, from June 30, 2025, to 0.61% of total loans HFI. Total non-performing assets increased $5.3 million, or 17.2%, to $35.7 million, compared to $30.5 million as of June 30, 2025. The ratio of non-performing assets to total assets increased to 0.53% compared to 0.40% as of June 30, 2025.

As of September 30, 2025, net charge-offs increased by $0.5 million to $0.8 million, compared to $0.3 million as of June 30, 2025 and remain just 0.07% annualized of average loans.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its third quarter financial results and operating performance.

Participants may access the live conference call on October 23, 2025 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833-974-2379 from the United States, 866-450-4696 from Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp, Inc. Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through August 1, 2025. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 1–412–317-0088 from other international locations, and entering the access code 5878909.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $6.7 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to one-time costs and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: effects on Horizon’s business resulting from new U.S. domestic or foreign governmental trade measures, including but not limited to tariffs, import and export controls, foreign exchange intervention accomplished to offset the effects of trade policy or in response to currency volatility, and other restrictions on free trade; uncertain conditions within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers; current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; the aggregate effects of elevated inflation levels in recent years; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, such as the Russia and Ukraine conflict and the Israel and Hamas conflict; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Interest Income
Loans receivable	$79,561	$78,618	$74,457	$76,747	$75,488
Investment securities - taxable	6,631	5,941	6,039	6,814	8,133
Investment securities - tax-exempt	4,581	6,088	6,192	6,301	6,310
Other	2,063	830	2,487	3,488	957
Total interest income	92,836	91,477	89,175	93,350	90,888
Interest Expense
Deposits	25,726	26,052	25,601	27,818	30,787
Borrowed funds	5,924	8,171	9,188	10,656	11,131
Subordinated notes	1,731	829	829	829	830
Junior subordinated debentures issued to capital trusts	1,069	1,070	1,290	920	1,230
Total interest expense	34,450	36,122	36,908	40,223	43,978
Net Interest Income	58,386	55,355	52,267	53,127	46,910
Provision for credit losses	(3,572)	2,462	1,376	1,171	1,044
Net Interest Income after Provision for Credit Losses	61,958	52,893	50,891	51,956	45,866
Non-interest Income
Service charges on deposit accounts	3,474	3,208	3,208	3,276	3,320
Wire transfer fees	71	69	71	124	123
Interchange fees	3,510	3,403	3,241	3,353	3,511
Fiduciary activities	1,363	1,251	1,326	1,313	1,394
Loss on sale of investment securities	(299,132)	—	(407)	(39,140)	—
Gain on sale of mortgage loans	1,208	1,219	1,076	1,071	1,622
Mortgage servicing income net of impairment	351	375	385	376	412
Increase in cash value of bank owned life insurance	379	346	335	335	349
Other income	(6,558)	1,049	7,264	338	780
Total non-interest income (loss)	(295,334)	10,920	16,499	(28,954)	11,511
Non-interest Expense
Salaries and employee benefits	22,698	22,731	22,414	25,564	21,829
Net occupancy expenses	3,321	3,127	3,702	3,431	3,207
Data processing	2,933	2,951	2,872	2,841	2,977
Professional fees	808	735	826	736	676
Outside services and consultants	3,844	3,278	3,265	4,470	3,677
Loan expense	1,237	1,231	689	1,285	1,034
FDIC insurance expense	1,345	1,216	1,288	1,193	1,204
Core deposit intangible amortization	706	816	816	843	844
Merger related expenses	—	—	305	—	—
Prepayment penalties	12,680	—	—	—	—
Other losses	131	245	228	371	297
Other expense	3,249	3,087	2,901	4,201	3,527
Total non-interest expense	52,952	39,417	39,306	44,935	39,272
Income (Loss) Before Income Taxes	(286,328)	24,396	28,084	(21,933)	18,105
Income tax expense (benefit)	(64,338)	3,752	4,141	(11,051)	(75)
Net Income (Loss)	$(221,990)	$20,644	$23,943	$(10,882)	$18,180
Basic Earnings (Loss) Per Share	$(4.69)	$0.47	$0.55	$(0.25)	$0.42
Diluted Earnings (Loss) Per Share	(4.69)	0.47	0.54	(0.25)	0.41

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

	Condensed Consolidated Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended for the Period
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Assets
Interest earning assets
Federal funds sold	$—	$2,024	$—	$—	$113,912
Interest earning deposits	381,860	34,175	80,023	201,131	12,107
Interest earning time deposits	—	—	—	735	735
Federal Home Loan Bank stock	45,713	45,412	45,412	53,826	53,826
Investment securities, held for trading	598	—	—	—	—
Investment securities, available for sale	883,242	231,999	231,431	233,677	541,170
Investment securities, held to maturity	—	1,819,087	1,843,851	1,867,690	1,888,379
Loans held for sale	1,921	2,994	3,253	67,597	2,069
Gross loans held for investment (HFI)	4,823,669	4,985,582	4,909,815	4,847,040	4,803,996
Total Interest earning assets	6,137,003	7,121,273	7,113,784	7,271,696	7,416,194
Non-interest earning assets
Allowance for credit losses	(50,178)	(54,399)	(52,654)	(51,980)	(52,881)
Cash	76,395	101,719	89,643	92,300	108,815
Cash value of life insurance	37,762	37,755	37,409	37,450	37,115
Other assets	226,247	148,775	143,675	152,635	119,026
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	7,886	8,592	9,407	10,223	11,067
Premises and equipment, net	93,413	93,398	93,499	93,864	93,544
Interest receivable	28,758	39,730	38,663	39,747	39,366
Total non-interest earning assets	575,494	530,781	514,855	529,450	511,263
Total assets	$6,712,497	$7,652,054	$7,628,639	$7,801,146	$7,927,456
Liabilities
Savings and money market deposits	$3,198,332	$3,385,413	$3,393,371	$3,446,681	$3,420,827
Time deposits	1,199,681	1,193,180	1,245,088	1,089,153	1,220,653
Borrowings	160,206	880,336	812,218	1,142,340	1,142,744
Repurchase agreements	86,966	95,089	87,851	89,912	122,399
Subordinated notes	154,011	55,807	55,772	55,738	55,703
Junior subordinated debentures issued to capital trusts	57,636	57,583	57,531	57,477	57,423
Total interest earning liabilities	4,856,832	5,667,408	5,651,832	5,881,301	6,019,749
Non-interest bearing deposits	1,122,888	1,121,163	1,127,324	1,064,818	1,085,535
Interest payable	12,395	14,007	11,441	11,137	11,400
Other liabilities	59,611	58,621	61,981	80,308	55,951
Total liabilities	6,051,726	6,861,199	6,852,578	7,037,564	7,172,635
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	458,734	360,758	360,522	363,761	358,453
Retained earnings	236,312	466,498	452,945	436,122	454,050
Accumulated other comprehensive (loss)	(34,275)	(36,403)	(37,406)	(36,301)	(57,681)
Total stockholders’ equity	660,771	790,853	776,061	763,582	754,822
Total liabilities and stockholders’ equity	$6,712,497	$7,652,052	$7,628,639	$7,801,146	$7,927,457

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

	Loans and Deposits
	(Dollars in Thousands, Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,	% Change
	2025	2025	2025	2024	2024	Q3'25 vs Q2'25	Q3'25 vs Q3'24
Loans:
Commercial real estate	$2,366,956	$2,321,951	$2,262,910	$2,202,858	$2,105,459	2%	12%
Commercial & Industrial	989,609	976,740	918,541	875,297	808,600	1%	22%
Total commercial	3,356,565	3,298,691	3,181,451	3,078,155	2,914,059	2%	15%
Residential Real estate	783,850	786,026	801,726	802,909	801,356	—%	(2)%
Mortgage warehouse	—	—	—	—	80,437	—%	(100)%
Consumer	683,254	900,865	926,638	965,976	1,008,144	(24)%	(32)%
Total loans held for investment	4,823,669	4,985,582	4,909,815	4,847,040	4,803,996	(3)%	—%
Loans held for sale	1,921	2,994	3,253	67,597	2,069	(36)%	(7)%
Total loans	$4,825,590	$4,988,576	$4,913,068	$4,914,637	$4,806,065	(3)%	—%

Deposits:
Interest bearing deposits	$1,715,471	$1,713,058	$1,713,991	$1,767,983	$1,688,998	—%	2%
Savings and money market deposits	1,482,861	1,672,355	1,679,380	1,678,697	1,731,830	(11)%	(14)%
Time deposits	1,199,681	1,193,180	1,245,088	1,089,153	1,220,653	1%	(2)%
Total Interest bearing deposits	4,398,013	4,578,593	4,638,459	4,535,833	4,641,481	(4)%	(5)%
Non-interest bearing deposits
Non-interest bearing deposits	1,122,888	1,121,164	1,127,324	1,064,819	1,085,534	—%	3%
Total deposits	$5,520,901	$5,699,757	$5,765,784	$5,600,652	$5,727,015	(3)%	(4)%

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest earning deposits (incl. Fed Funds Sold)	$185,665	$2,062	4.41%	$72,993	$830	4.56%	$73,524	$957	5.18%
Federal Home Loan Bank stock	45,549	862	7.51%	45,412	1,075	9.49%	53,826	1,607	11.88%
Investment securities - taxable (1)	792,829	5,769	2.89%	959,238	4,866	2.03%	1,301,830	6,526	1.99%
Investment securities - non-taxable (1)	763,488	5,799	3.01%	1,100,731	7,707	2.81%	1,125,295	7,987	2.82%
Total investment securities	1,556,317	11,568	2.95%	2,059,969	12,573	2.45%	2,427,125	14,513	2.38%
Loans receivable (2) (3)	4,979,211	79,941	6.37%	4,947,093	79,000	6.41%	4,775,788	75,828	6.32%
Total interest earning assets	6,766,742	94,433	5.54%	7,125,467	93,478	5.26%	7,330,263	92,905	5.04%
Non-interest earning assets
Cash and due from banks	83,616			86,316			108,609
Allowance for credit losses	(54,072)			(52,560)			(52,111)
Other assets	501,590			472,175			471,259
Total average assets	$7,297,876			$7,631,398			$7,858,020

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing demand deposits	$1,708,446	$6,687	1.55%	$1,727,713	$6,803	1.58%	$3,386,177	$18,185	2.14%
Saving and money market deposits	1,636,428	8,204	1.99%	1,651,866	8,200	1.99%	—	—	—%
Time deposits	1,198,279	10,835	3.59%	1,233,582	11,049	3.59%	1,189,148	12,602	4.22%
Total Deposits	4,543,153	25,726	2.25%	4,613,161	26,052	2.27%	4,575,325	30,787	2.68%
Borrowings	601,889	5,535	3.65%	847,862	7,777	3.68%	1,149,952	10,221	3.54%
Repurchase agreements	88,721	389	1.74%	88,058	394	1.79%	123,524	910	2.93%
Subordinated notes	91,032	1,731	7.54%	55,785	829	5.96%	55,681	830	5.93%
Junior subordinated debentures issued to capital trusts	57,602	1,069	7.36%	57,550	1,070	7.46%	57,389	1,230	8.53%
Total interest bearing liabilities	5,382,397	34,450	2.54%	5,662,416	36,122	2.56%	5,961,871	43,978	2.93%
Non-interest bearing liabilities
Demand deposits	1,120,719			1,114,982			1,083,214
Accrued interest payable and other liabilities	63,104			64,465			74,563
Stockholders' equity	731,657			789,535			738,372
Total average liabilities and stockholders' equity	$7,297,876			$7,631,398			$7,858,020
Net FTE interest income (non-GAAP) (5)		$59,983			$57,356			$48,927
Less FTE adjustments (4)		1,597			2,001			2,017
Net Interest Income		$58,386			$55,355			$46,910
Net FTE interest margin (Non-GAAP) (4)(5)			3.52%			3.23%			2.66%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

	Credit Quality
	(Dollars in Thousands Except Ratios, Unaudited)
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	% Change
	2025	2025	2025	2024	2024	Q3'25 vs Q2'25	Q3'25 vs Q3'24
Non-accrual loans
Commercial	$12,303	$7,547	$8,172	$5,658	$6,830	63%	80%
Residential Real estate	9,256	9,525	12,763	11,215	9,529	(3)%	(3)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	7,799	7,222	7,875	8,919	7,208	8%	8%
Total non-accrual loans	29,358	24,294	28,810	25,792	23,567	21%	25%
90 days and greater delinquent - accruing interest	1,608	2,113	1,582	1,166	819	(24)%	96%
Total non-performing loans	$30,966	$26,407	$30,392	$26,958	$24,386	17%	27%

Other real estate owned
Commercial	$272	$176	$360	$407	$1,158	55%	(76)%
Residential Real estate	769	463	641	—	—	—%	—%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	480	480	34	17	36	—%	1233%
Total other real estate owned	1,521	1,119	1,035	424	1,194	36%	27%

Other non-performing assets (1)	$3,228	$2,937	$—	$—	$—	10%	—%

Total non-performing assets	$35,715	$30,463	$31,427	$27,382	$25,580	17%	40%

Loan data:
Accruing 30 to 89 days past due loans	$24,784	$31,401	$19,034	$23,075	$18,087	(21)%	37%
Substandard loans	63,236	64,100	66,714	64,535	59,775	(1)%	6%
Net charge-offs (recoveries)
Commercial	$294	$84	$(47)	$(32)	$(52)	250%	(665)%
Residential Real estate	19	52	(47)	(10)	(9)	(64)%	(307)%
Mortgage warehouse	—	—	—	—	—	—%	—%
Consumer	518	118	963	668	439	339%	18%
Total net charge-offs	$831	$254	$869	$626	$378	227%	120%

Allowance for credit losses
Commercial	$34,390	$34,413	$32,640	$30,953	$32,854	—%	5%
Residential Real estate	3,083	3,229	3,167	2,715	2,675	(5)%	15%
Mortgage warehouse	—	—	—	—	862	—%	(100)%
Consumer	12,706	16,757	16,847	18,312	16,490	(24)%	(23)%
Total allowance for credit losses	$50,178	$54,399	$52,654	$51,980	$52,881	(8)%	(5)%

Credit quality ratios
Non-accrual loans to HFI loans	0.61%	0.49%	0.59%	0.53%	0.49%
Non-performing assets to total assets	0.53%	0.40%	0.41%	0.35%	0.32%
Annualized net charge-offs of average total loans	0.07%	0.02%	0.07%	0.05%	0.03%
Allowance for credit losses to HFI loans	1.04%	1.09%	1.07%	1.07%	1.10%
(1) Other non-performing assets consist of a single available for sale debt security placed on non-accrual status.

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

		Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2025	2025	2025	2024	2024
Interest income (GAAP)	(A)	$92,836	$91,477	$89,175	$93,350	$90,888
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		1,218	1,619	1,646	1,675	1,677
Loan receivable (2)		379	382	383	395	340
Interest income (non-GAAP)	(B)	94,433	93,478	91,204	95,420	92,905
Interest expense (GAAP)	(C)	34,450	36,122	36,908	40,223	43,978
Net interest income (GAAP)	(D) =(A) - (C)	$58,386	$55,355	$52,267	$53,127	$46,910
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	$59,983	$57,356	$54,296	$55,197	$48,927
Average interest earning assets	(F)	6,766,742	7,125,467	7,234,724	7,396,178	7,330,263
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	3.52%	3.23%	3.04%	2.97%	2.66%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

		Non–GAAP Reconciliation of Return on Average Tangible Common Equity
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2025	2025	2025	2024	2024

Net income (loss) (GAAP)	(A)	$(221,990)	$20,644	$23,941	$(10,882)	$18,180

Average stockholders' equity	(B)	$731,657	$789,535	$780,269	$755,340	$738,372
Average intangible assets	(C)	163,552	164,320	165,138	165,973	166,819
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$568,105	$625,215	$615,131	$589,367	$571,553
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	(155.03)%	13.24%	15.48%	(7.35)%	12.65%
*Annualized

		Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2025	2025	2025	2024	2024
Total stockholders' equity (GAAP)	(A)	$660,771	$790,852	$776,061	$763,582	$754,822
Intangible assets (end of period)	(B)	163,097	163,803	164,618	165,434	166,278
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$497,674	$627,049	$611,443	$598,148	$588,544

Total assets (GAAP)	(D)	$6,712,496	$7,652,051	$7,628,636	$7,801,146	$7,927,457
Intangible assets (end of period)	(B)	163,097	163,803	164,618	165,434	166,278
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$6,549,399	$7,488,248	$7,464,018	$7,635,712	$7,761,179

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	7.60%	8.37%	8.19%	7.83%	7.58%

Horizon Bancorp, Inc. Reports Third Quarter 2025 Results

		Non–GAAP Reconciliation of Tangible Book Value Per Share
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2025	2025	2025	2024	2024
Total stockholders' equity (GAAP)	(A)	$660,771	$790,852	$776,061	$763,582	$754,822
Intangible assets (end of period)	(B)	163,097	163,803	164,618	165,434	166,278
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$497,674	$627,049	$611,443	$598,148	$588,544
Common shares outstanding	(D)	50,970,530	43,801,507	43,786,000	43,722,086	43,712,059

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$9.76	$14.32	$13.96	$13.68	$13.46